UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 7, 2009

Stem Cell Innovations, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10379	22-2313648
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11222 Richmond Ave., Suite 180, Houston, Texas		77082
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-679-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Item 7.01 Regulation FD Disclosure

On December 31. 2008, Stem Cell Innovations, Inc. (the "Company") raised $300,000 through the issuance to Alpha Capital Anstalt ("Alpha"), an existing stockholder and noteholder of the Company, of a secured convertible note. The convertible note, due December 31, 2009, is in the principal amount of $300,000, bears interest at the rate of 15% per annum, is secured by all the assets of the Company and its subsidiaries, Amphioxus Cell Technologies, Inc. and ACTIVTox Laboratories, Inc. It is convertible into shares of the Company’s common stock at the lesser of $0.01 or 80% of the average of the lowest three day closing prices of the common stock for the ten days preceding a Conversion Date. The Company will receive the proceeds in installments as requested by the Company over six months.

Alpha has the right to foreclose on the Company and all of its assets by virtue of its secured note of November 16, 2006. In forbearance of this right, the Company agreed to increase the face value of Alpha’s previous notes by 25%. In connection with this financing, the Company paid a due diligence fee of 400,000,000 shares of common stock to Alpha.

Certain other lenders agreed to fix the conversion price of their convertible notes at $0.03. The Company will additionally undertake to lower the par value of the common stock on or before March 31, 2009. Margie Chassman, another lender, will convert certain of her debt after the change.

This offering was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The Company anticipates using the proceeds from this financing for general corporate purposes.

The description of the terms of this financing is qualified in its entirety by reference to the full text of the Subscription Agreement, the Secured Note and the Modification Agreement, copies of which are annexed hereto as exhibits and incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Cell Innovations, Inc.

January 7, 2009	By:	James H. Kelly

Name: James H. Kelly
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Subscription Agreement
10.2	Note
10.3	Modification Agreement